Exhibit 10.24

Cerence Inc.

1 Burlington Woods

3rd floor, Suite # 301A

Burlington, MA 01803

USA

cerence.com

April 21, 2023

Iqbal Arshad

Chicago, IL USA

Dear Iqbal,

Congratulations! It is with great pleasure that I confirm Cerence Operating Company’s (“Cerence” or the “Company”) offer of employment for the position of Executive Vice President – Chief Technology Officer. In this position, you will report to Stefan Ortmanns, the Company’s Chief Executive Officer. Your work location will be your home office in Chicago, IL.

Subject to the terms and conditions stated in the letter below, Cerence is pleased to offer you a compensation and benefits package with the following elements:

Base Salary and Employment Status

Your starting annual base salary for this exempt level position will be at the rate of $19,230.77, paid on a bi-weekly basis, which annualizes to $500,000.

Bonus Program

In addition to your base salary, you will be eligible to participate in the Cerence Short Term Incentive Plan (“STIP”), with a target STIP award of 75% of your base salary. The STIP coincides with Cerence’s fiscal year, which is October 1st through September 30th. Payments will be made in the form of restricted stock units and/or cash and your actual STIP award for fiscal year 2023 will not be pro-rated according to your start date. Eligibility to participate and any payment under the STIP will be at the Company’s discretion, and the Company has the right to vary, suspend, revoke, or replace the STIP at any time.

Long Term Incentive Plan (“LTIP”)

The Compensation Committee of the Board of Directors of Cerence has approved the following awards, effective as of, and contingent upon, your commencement of employment with Cerence:

A number of restricted stock units under the Cerence 2019 Equity Incentive Plan (the “Plan”) having an aggregate target value of $3,000,000. The number of restricted stock units will be calculated based on the average closing price of Cerence common stock over the trailing 20 trading days ending on the date of grant. The restricted stock units will be 50% in the form of time-based restricted stock units (“RSUs”) and 50% in the form of performance-based restricted stock units (“PSUs”), as follows in (a) and (b) below:

A.
RSUs: The RSUs will be subject to the terms and conditions for time-based restricted stock units under the Plan, all as reflected in the applicable RSU agreement. The RSUs will vest as follows: one-third of the RSUs on each of October 1, 2023, October 1, 2024, and October 1, 2025, subject to your continued service with Cerence through each vesting date.
B.
PSUs: The PSUs will be subject to the terms and conditions for performance-based restricted stock units under the Plan, all as reflected in the applicable PSU agreement. The PSUs will be earned based on Company performance upon the completion of fiscal years 2023, 2024 and 2025, subject to your continued service with Cerence though each vesting date. With 2/3 vesting in November 2024 and 1/3 vesting in November 2025.

You will also receive a one-time new hire RSU award with a value of $2,000,000 that will vest 50% November 15, 2023, and 50% November 15, 2024, subject to your continued service with Cerence though such date.

You will also be eligible for an annual LTIP award in November 2023 at the discretion of the Compensation Committee of the Board of Directors.

Please note that any equity awards granted to you are subject to the terms of the Plan (or any successor plan) and the applicable grant agreement.

Benefits

Cerence offers affordable health care, income protection, and benefits that provide peace of mind now and in the future. If you are regularly scheduled to work thirty (30) hours or more per week, you are eligible for benefits on day one. The benefit programs you are eligible for as a Cerence employee will be provided during the New Hire On-boarding process.

Paid Time-Off

Cerence provides 13 days off for holidays throughout the calendar year. Additionally, you will be entitled to four (4) weeks’ paid time off, which is accrued on a bi-weekly basis commencing on your first day of employment.

Background Check

Your employment is contingent upon satisfactory completion of a background check, which includes, at a minimum, a review of criminal records, and verification of your education. You will be contacted via email by Cerence’s vendor during the onboarding process to complete the process.

Change of Control and Severance Agreement

The Compensation Committee has approved the terms of the enclosed Change in Control and Severance Agreement (the “Severance Agreement”), which shall become effective upon the Effective Date, as defined in the Severance Agreement.

Taxes

All forms of compensation are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.

Terms and Conditions

Your employment with Cerence will be “at will”, meaning that either you or Cerence will be entitled to terminate your employment at any time and for any reason, with or without cause, subject to the terms of the Severance Agreement, if applicable. Any contrary representations which may have been made to you are superseded by this offer. This Offer Letter (“Offer”) and any other agreement referenced herein, along with the Confidential Information, Inventions and Non-Competition Agreement (“CIIN”), which you are required to sign as a condition of employment, are the full and complete agreement between you and Cerence. Although your job duties, title, compensation, and benefits, as well as Cerence personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Cerence.

This Offer is contingent upon your satisfying the conditions of hire, including the following:

•
Completing and signing an Employment Application in full
•
Completing the Employment Eligibility Verification; presenting proof of eligibility to work in the United States
•
Executing the Cerence standard Confidential Information, Inventions and Noncompetition Agreement – received upon start
•
Passing a Background Check

Finally, this Offer is conditioned on your not being subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect your ability to devote full time and attention to your work at Cerence. If you have previously entered into such an agreement, please provide me with a copy as soon as possible. You’re accepting this Offer and not presenting me with a copy of an agreement containing a confidentiality or non-competition agreement or any other similar type of restriction indicates that no such agreement exists.

This letter, together with any other agreement referenced herein, sets forth the entire agreement and understanding between you and the Company relating to your employment and supersedes all prior agreements, understandings and discussions.

Iqbal, please confirm your acceptance of our Offer by signing this Offer Letter, indicating your anticipated start date and returning it via Adobe.

If you have further questions regarding our offer, please contact me at (781) 265-8590. On behalf of the Company, I wish you a long and rewarding career with Cerence.

Sincerely,

Sachin Sahney

SVP Chief Human Resources Officer

I ACCEPT THE OFFER OF EMPLOYMENT AS STATED ABOVE:
/s/ Iqbal Arshad	April 21, 2023
Signature	Date of Acceptance

April 28, 2023
Tentative Start Date